Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

February 15, 2022

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and twelve months ended December 31, 2021 and December 31, 2020, in millions of dollars except share and per share amounts.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
Net sales	$2,464	$1,990	$9,229	$7,126
Operating income	$89	$134	$458	$245
Net earnings attributable to Seaboard	$121	$259	$570	$283

Earnings per common share	$103.27	$222.52	$490.36	$244.21
Average number of shares outstanding	1,160,779	1,160,779	1,160,779	1,161,526
Dividends declared per common share	$2.25	$2.25	$9.00	$9.00

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on March 7, 2022 to stockholders of record at the close of business on February 25, 2022.